Exhibit 2(b)

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated February 5, 2013 (this “Amendment”) amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 24, 2013, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas, (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), and The First National Bank of Shelby, a national banking association with its principal office in Shelby, North Carolina (“FNB”).

RECITALS

WHEREAS, the Merger Agreement entered into among the above-named parties contemplates that subject to the terms and conditions therein, FNB will be merged with and into Buyer Bank, with Buyer Bank to be the Surviving Entity in the Merger;

WHEREAS, Section 9.02 of the Merger Agreement provides that at any time prior to the Effective Time and the FNB Meeting, the Merger Agreement may be amended or modified by the parties thereto by written agreement executed in the same manner as the Merger Agreement;

WHEREAS, the parties desire to amend the Merger Agreement on the terms set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, and intending to be legally bound, Buyer, Buyer Bank and FNB hereby agree as follows:

1. Amendments to Section 5.01 of the Merger Agreement. The parties agree that Section 5.01 of the Merger Agreement shall be amended as follows:

(a) The first sentence of Section 5.01 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“During the period from the date of this Agreement (except where a different commencement date for the observance or performance of a covenant is specifically referenced in this Section 5.01) and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which prior written consent, in each instance set forth in Section 5.01(q), Section 5.01(r) and Section 5.01(s), where Buyer’s prior written consent is required, shall not be unreasonably withheld, conditioned or delayed; provided, if Buyer has not responded to FNB’s request for consent within five (5) Business Days of receipt of such request in the case of Section 5.01(q), Section 5.01(r) and Section 5.01(s) shall be deemed to have been approved by Buyer; provided further, that for purposes of requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), FNB’s representative shall be FNB’s Chief Executive Officer, or such other person or persons designated in writing by such Chief Executive Officer, and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions, or such other person or persons designated in writing by such Director of Mergers and Acquisitions), FNB shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws.”

(b) Section 5.01(s) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any (A) unsecured loan over $25,000, (B) loan over $25,000 secured by other than a first lien, (C) loan over $25,000 in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) secured loan over $250,000, (E) loan with a duration of more than sixty months, or (F) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of FNB (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $250,000, unless any such loan or extension of credit described in (A) through (F) above has been expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed).”

2. Amendment to Section 8.01 of the Merger Agreement. The parties agree that the definition of “Closing Consolidated Net Book Value” set forth in Section 8.01 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Closing Consolidated Net Book Value” means the unaudited consolidated net tangible shareholders’ equity of FNB as of the Determination Date, determined in accordance with GAAP, plus or minus, as the case may be, any changes in such shareholders’ equity, determined in accordance with GAAP, between the Determination Date and as of the end of the month prior to the Effective Time, and without giving effect to any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.19 which would otherwise not have been taken or required to be taken, all as mutually agreed between FNB and Buyer; provided, that there shall be added back to the Closing Consolidated Net Book Value (i) the amount, if any, of any deferred tax asset valuation allowance; (ii) the amount, if any, of prepayment penalties or unwind costs, net of any tax benefit recorded on FNB’s financial statements in connection with such prepayment penalties or unwind costs, on prepayment of any FHLB-A advances and certain structured repurchase agreements and Derivative Transactions related thereto, made after the Determination Date with the prior written consent of Buyer, and including such amounts reflected on Disclosure Schedule Section 8.01(a), net of any tax benefit recorded on FNB’s financial statements in connection with such amounts, which were incurred prior to the date of this Agreement; and (iii) the amount, if any, of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that Buyer and FNB agree are appropriate under the circumstances.”

3. Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Merger Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.

4. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

5. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

THE FIRST NATIONAL BANK OF SHELBY

By:	/s/ Helen A. Jeffords
Name:	Helen A. Jeffords
Title:	President and Chief Executive Officer